Exhibit 99.1

NEWS RELEASE

Lumentum Announces Appointment of New Board Member

San Jose, Calif., February 23, 2023 – Lumentum Holdings Inc. (“Lumentum”), a market-leading designer and manufacturer of innovative optical and photonic products, today announced the appointment of Pamela Fletcher as an independent member of the Company’s Board of Directors, effective immediately. This election expands the membership to nine members, eight of whom are independent.

“I am excited to welcome Pam to the Lumentum Board,” said President and Chief Executive Officer, Alan Lowe. “She brings a wealth of knowledge and expertise in key sectors of interest to us, as well a fresh perspective on critical growth levers such as sustainability and innovation. I am confident that she will provide valuable insights as we execute against our long-term growth strategies and expand our global footprint.”

“Lumentum has a dynamic portfolio of innovative photonic solutions that underpin the explosive growth we are seeing in applications for cloud computing, advanced manufacturing, and 3D sensing. All are shaping the way people connect, create, and interact,” said Fletcher. “I look forward to working together with the senior leadership team to capitalize on these trends and continue to increase shareholder value.”

Fletcher is a seasoned executive with over three decades of experience across the automotive and transportation industries, with a proven track record of leading innovation, creating new, high-growth businesses, driving market expansion, and growing new revenue streams.

Fletcher is currently Senior Vice President, Chief Sustainability Officer & Corporate Innovation at Delta Air Lines, Inc., where she leads Delta’s Sustainability and Innovation organizations in service of the company’s net-zero future. Prior to Delta Air Lines, she enjoyed a fifteen-year career at General Motors, where she held senior leadership positions such as Vice President of Global Innovation and Vice President of Electric Vehicles, among other roles.

NEWS RELEASE

Fletcher is a well-known innovator in the transportation sector, having been named in Motor Trend’s 2018 and 2019 “Power List”; on Automotive News’s 2020 list of “100 Leading Women in the North American Auto Industry;” and on Crain’s 2021 list of “100 Most Influential Women”. In addition to her role at Delta, she serves on the Board of Advisors for the College of Engineering at the University of North Carolina Charlotte.

Fletcher holds a Bachelor of Engineering degree from Kettering University and a Master of Engineering degree from Wayne State University. She has also completed Executive Education programs at Northwestern University’s Kellogg School of Management, Harvard Business School, and the Stanford University Graduate School of Business.

About Lumentum

Lumentum (NASDAQ: LITE) is a market-leading designer and manufacturer of innovative optical and photonic products enabling optical networking and laser applications worldwide. Lumentum optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum lasers enable advanced manufacturing techniques and diverse applications including next-generation 3D sensing capabilities. Lumentum is headquartered in San Jose, California with R&D, manufacturing, and sales offices worldwide. For more information, visit www.lumentum.com and follow Lumentum on LinkedIn, Twitter, Facebook, Instagram, and YouTube.

Contact Information:

Investors:	Kathy Ta, 408-750-3853; investor.relations@lumentum.com
Media:	Christina Itzkowitz, 781-929-0565; media@lumentum.com

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